Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 27, 2024, with respect to the 2023 financial statements included in the Annual Report of Chevron Employee Savings Investment Plan on Form 11-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statement of Chevron Corporation on Form S-8 (File No. 333-202203).

/s/ GRANT THORNTON LLP

Bellevue, Washington
June 27, 2025